Exhibit 2

                                   AMERICAN BANK

                                     AMENDED
                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AMENDED AGREEMENT AND PLAN OF REORGANIZATION, dated March 20, 2001, is by and between American Bank, a Pennsylvania commercial bank (the "Bank"), American Bank Incorporated, a to-be-formed Pennsylvania corporation (the "Holding Company"); and American Interim Bank, a to-be-formed interim Pennsylvania commercial bank ("Interim").

         The parties hereto desire to amend the Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the Holding Company form of ownership. As a result of the reorganization, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $5.00 per share, of the Bank will be held by the Holding Company, and the holders of the issued and outstanding shares of common stock of the Bank will become the holders of the issued and outstanding shares of common stock of the Holding Company.

         The reorganization of the Bank will be accomplished by the following steps: (1) the formation of the Holding Company as a wholly owned subsidiary of the Bank; (2) the formation of an interim Pennsylvania commercial bank ("Interim"), which will be wholly owned by the Holding Company; and (3) the merger of Interim into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of the Bank will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Holding Company; (ii) each of the issued and outstanding shares of common stock of Interim will be converted automatically by operation of law into an equal number of issued and outstanding shares of common stock of the Bank; and (iii) the shares of common stock of the Holding Company held by the Bank will be canceled.

         NOW, THEREFORE, in order to consummate the Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                    ARTICLE I

                             MERGER OF INTERIM INTO
                          THE BANK AND RELATED MATTERS

         1.1 On the Effective Date, Interim will be merged with and into the Bank (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of the Bank. The Bank shall be deemed to be a continuation of Interim, and the Bank shall succeed to the rights and obligations of Interim.

         1.2 Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a savings bank organized under Pennsylvania law. The Articles of Incorporation (the "Articles") and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

         1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank (whether directly or through its subsidiaries) will continue to be conducted by it, as a wholly owned subsidiary of Holding Company, and the present directors and officers of the Bank will continue in their present positions. The home office and branch offices of the Bank in existence immediately prior to the Effective Date shall continue to be the home office and branch offices, respectively, of the Bank from and after the Effective Date.

                                   ARTICLE II
                               CONVERSION OF STOCK

         2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Bank into common stock of the Holding Company pursuant to this Agreement shall be as follows:

                  A. On the Effective Date, each share of common stock, par value $2.50 per share, of the Bank issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of common stock, par value $0.10 per share, of the Holding Company (the "Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $2.50 par value per share, of the Bank and shall not be further converted into shares of the Holding Company, so that from and after the Effective Date all of the issued and outstanding shares of common stock of the Bank shall be held by the Holding Company.

                  B. On the Effective Date, each outstanding warrant to purchase Bank common stock will be automatically converted into an identical warrant, with identical price, terms and conditions, to purchase an identical number of shares of Holding Company Common Stock in lieu of shares of the Bank common stock. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented a warrant or warrants to purchase Bank common stock, shall, upon surrender of the same to the designated agent of the Bank, be entitled to receive in exchange therefor a certificate or certificates representing a warrant or warrants to purchase the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section
2.1. Until so surrendered, each such outstanding certificate, which, prior to the Effective Date, represented a warrant to purchase shares of the Bank's common stock, shall be automatically deemed for all purposes to evidence the ownership of a warrant to purchase the equal number of whole shares of Holding Company Common Stock. Former holders of warrant certificates to purchase shares of the Bank common stock will not be required to exchange their warrant certificates for new certificates evidencing the right to purchase the same number of shares of Holding Company Common Stock. If in the future Holding Company determines to effect an exchange of warrant certificates, instructions will be sent to all holders of record of warrants to purchase Holding Company Common Stock.

                  C. On the Effective Date, the current stock option plan of the Bank (the "Option Plan") shall automatically, by operation of law, be continued as Option Plan of the Holding Company. Each option to purchase shares of the Bank common stock under the Option Plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Holding Company Common Stock in lieu of shares of the Bank common stock. The Holding Company and the Bank may make appropriate amendments to the Option Plan to reflect the adoption of the Option Plan as the plans of the Holding Company, without adverse effect on the Option Plan and their participants.

                                     3.2-6

                  D. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Bank common stock, shall, upon surrender of the same to the designated agent of the Bank, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate, which, prior to the Effective Date, represented shares of the Bank's common stock, shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Holding Company Common Stock. Former holders of shares of the Bank common stock will not be required to exchange their the Bank common stock certificates for new certificates evidencing the same number of shares of Holding Company Common Stock. If in the future Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Holding Company Common Stock.

                  E. All shares of Holding Company Common Stock into which shares of the Bank common stock shall have been converted pursuant to this
Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

                  F . On the Effective Date, the holders of certificates formerly representing the Bank common stock outstanding on the Effective Date shall cease to have any rights with respect to the common stock of the Bank, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of the Bank common stock shall have been converted by the Merger.

                                   ARTICLE III
                                   CONDITIONS

         3.1 The obligations of the Bank, Holding Company and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

                  A. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of the Bank common stock shall, at a meeting of the stockholders of the Bank duly called, have approved this Agreement by the affirmative vote of two-thirds of the outstanding shares of the Bank common stock.

                  B. Any and all approvals from the Federal Reserve Board (the "FRB"), the Pennsylvania Department of Banking, and any other state or federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

                  C. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Bank upon the exchange of the Bank common stock held by them solely for Holding Company Common Stock.

                                     3.2-7

                                   ARTICLE IV
                                   TERMINATION

         4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

         4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.

                                    ARTICLE V
                            EFFECTIVE DATE OF MERGER

         Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed this Agreement and such certificates or further documents as shall be required by Pennsylvania law to be filed with the Pennsylvania Secretary of State. Upon approval of the Merger by the Pennsylvania Department of Banking, and the filing of the Articles of Merger with the Pennsylvania Department of State, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such filing with the Pennsylvania Department of State.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

         6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Holding Company or their stockholders.

         6.3 This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

                                     3.2-8

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                                  AMERICAN BANK


                                  By:  /s/ Mark W. Jaindl
                                       -----------------------------------------
                                       Mark W. Jaindl
                                       President and Chief Executive Officer



                                  AMERICAN BANK INCORPORATED
                                  (in formation)



                                  By: /s/ Mark W. Jaindl
                                      ------------------------------------------
                                       Mark W. Jaindl
                                       President and Chief Executive Officer


                                  AMERICAN INTERIM BANK
                                  (in formation)


                                  By:  /s/ Mark W. Jaindl
                                       -----------------------------------------
                                       Mark W. Jaindl
                                       President and Chief Executive Officer


                                     3.2-9